Exhibit 5.13

December 23, 2022

TO:	Seabridge Gold Inc.
United States Securities and Exchange Commission

Re:	Seabridge Gold Inc. (the “Company”) Consent of Expert

Ladies and Gentlemen:

Reference is made to the technical report titled “KSM (Kerr-Sulphurets-Mitchell) Prefeasibility Study and Preliminary Economic Assessment, NI 43-101 Technical Report” dated August 8, 2022 (the “Technical Report”) prepared for the Company.

In connection with the Company’s Registration Statement on Form F-10 dated December 23, 2022 (the “Registration Statement”), the undersigned hereby consents to:

1.	being named directly or indirectly in the Registration Statement; and

2.	the use of the content in the Technical Report that I am responsible for preparing.

Yours Truly,

/s/ Henry Kim
Henry Kim, P.Geo.
Principal Resource Geologist Wood Canada Limited